Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated April 28, 2022 (“Report”) with respect to the combined consolidated financial statements of Excell Battery Canada Inc. and 656700 B.C. Ltd. as at December 12, 2021 and for the period from February 1, 2021 to December 12, 2021, included in this Current Report on Form 8-K of Ultralife Corporation dated April 28, 2022, as filed with the United States Securities and Exchange Commission (“SEC”). We also consent to the incorporation by reference of the Report in the Registration Statements on Form S-8 (333-203037, 333-258107) and Form S-3 (Registration No. 333-254846).

/s/ MNP LLP

Chartered Professional Accountants

April 28, 2022

Vancouver, Canada